NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
SECOND QUARTER 2012

SEATTLE, WA, August 2, 2012 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its second quarter 2012 results.

Operating Summary for Second Quarter 2012 Compared to Second Quarter 2011

•	Community and management fee revenue increased $16.6 million, or 5.4%, to $323.8 million
•	Adjusted EBITDAR increased $5.5 million, or 6.4%, to $92.1 million
•	CFFO per share, as adjusted, increased 15.0% to $0.46
•	Same community average monthly revenue per occupied unit increased 0.9% to $4,136
•	Same community average occupancy increased 10 basis points to 86.6%
•	Same community operating margin increased to 34.0% from to 33.5%

Granger Cobb, President and Chief Executive Officer commented, “Our rate initiatives have started to gain traction, and we have continued to show very good expense controls – leading to a 50-basis point improvement in same community operating margin compared to the second quarter of last year.  We remain confident in our ability to maintain our year-over-year revenue growth rate ahead of our expense growth rate, resulting in enhanced margins and cash flow over time.”

2012 Second Quarter Consolidated Results

Total revenue in the second quarter of 2012 increased 3.1% to $374.8 million compared to the second quarter of 2011.  In the second quarter of 2012, we began recording as expense the costs incurred on behalf of and reimbursed by managed communities, with a corresponding amount recorded as revenues.  Prior-period amounts have been adjusted to reflect this new presentation, with no impact on net operating results, cashflow measures, or balance sheet accounts.  Excluding the impact of these reimbursed costs, community and management fee revenues increased  $16.6 million, or 5.4%, to $323.8 million.  The $16.6 million increase includes $13.2 million from the acquisition of communities (net of dispositions), including 24 communities that the Company acquired in June 2011 that it had previously managed on behalf of a joint venture with an affiliate of Blackstone Real Estate Advisors; the remaining increase is due primarily to improved rate and occupancy at our same community portfolio.

Total average monthly revenue per occupied unit for the consolidated portfolio increased 2.2% to $4,148 in the second quarter of 2012 from $4,057 in the second quarter of 2011.  This increase in rate was partially due to the 24 communities added in June 2011 that had higher average rates.

In the second quarter of 2012, total average occupancy for the consolidated portfolio increased 40 basis points to 86.4% compared to 86.0% in the second quarter of 2011. The increase was due to higher occupancy at acquired communities, as well as improved occupancy in the same community portfolio.

Community operating expenses increased $8.2 million to $213.6 million in the second quarter of 2012 compared to $205.4 million in the 2011 period.  Approximately $8.3 million of the increase resulted from the acquisition of communities (net of dispositions) with the remaining difference due to same community expenses and unallocated community expenses, net.

Community operating income increased $8.7 million, or 9.0%, to $105.1 million in the second quarter of 2012 compared to $96.4 million in the second quarter of 2011.  As a result of improved occupancy and rate, combined with effective expense controls, community operating margin improved to 33.0%, compared to 31.9% in the second quarter of 2011.

Excluding noncash stock-based compensation expenses, general and administrative expenses as a percent of total operated community revenue (which includes revenues of managed communities but excludes reimbursed costs of managed communities) was 4.8% in the second quarter of 2012, compared to 4.7% in the second quarter of 2011.

For the second quarter of 2012, Adjusted EBITDAR increased $5.5 million, or 6.4%, to $92.1 million, with the increase primarily driven by the increase in community operating income.  For the quarter ended June 30, 2012, cash from facility operations (CFFO), as adjusted, increased to $20.3 million, or $0.46 per share, compared to $17.9 million, or $0.40 per share, in the second quarter of 2011.

2012 Second Quarter Same Community Results

As of June 30, 2012, the consolidated Emeritus portfolio consisted of 327 communities, of which 295 communities are included in the Company’s definition of same communities.  Total same community revenue increased $2.9 million to $290.5 million in the second quarter of 2012, due to rate and occupancy improvements.  Average monthly revenue per occupied unit increased 0.9% to $4,136 in the second quarter of 2012 compared to $4,101 in the corresponding period in 2011.  Average occupancy increased 10 basis points to 86.6% in the second quarter of 2012 from 86.5% in the prior-year period.

The Company’s same community operating expenses were held to an increase of 0.3%, totaling $191.8 million, in the second quarter of 2012 compared to $191.2 million in the prior-year period, primarily as a result of the Company’s efficiency initiatives.

Same community operating income increased by $2.3 million to $98.6 million in the second quarter of 2012 and same community operating income margin increased from 33.5% to 34.0% as compared to the second quarter of 2011.

2012 Guidance Update

The Company provides guidance for the Company’s existing portfolio and excludes future acquisitions and dispositions.

The Company’s guidance for 2012 is as follows:
•	Community and management fee revenue in the range of $1.3 billion to $1.32 billion
•	Routine capital expenditures in the range of $21.0 million to $23.0 million
•	General and administrative expenses as a percent of total operated revenue of approximately 4.8%, excluding non-cash stock-based compensation expenses
•	CFFO, as adjusted, in the range of $1.65 to $1.75 per share

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, August 2, 2012, at 5:00 P.M. Eastern Time to discuss its financial results for the second quarter of 2012.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “Investors” section.  The conference call can also be accessed by dialing (877) 705-6003, or for international participants (201) 493-6725.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Thursday, August 2, 2012, until midnight Eastern Time on Thursday, August 9, 2012.  The dial-in numbers for the replay are (877) 870-5176 or, for international participants, (858) 384-5517.  To access the telephonic replay, enter the conference ID 397336.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry.  The Company strongly urges you to review the reconciliation of net income (loss) to Adjusted EBITDA/EBITDAR and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.  The Company defines Adjusted EBITDA/EBITDAR and CFFO and provides other information about these non-GAAP measures in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, to be filed with the Securities and Exchange Commission.

The table below shows the reconciliation of net income (loss) to Adjusted EBITDA/EBITDAR for the three and six months ended June 30, 2012 and 2011 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income (loss)	$(21,753)	$22,096	$(41,148)	$(582)
Depreciation and amortization	32,993	29,438	65,563	57,525
Interest income	(98)	(123)	(202)	(234)
Interest expense	38,587	37,975	77,632	74,239
Net equity losses for unconsolidated joint ventures	80	61	472	435
Provision for income taxes	324	294	596	575
Loss from discontinued operations	5,007	397	5,007	397
Amortization of above/below market rents	1,624	1,966	3,378	3,933
Amortization of deferred gains	(264)	(284)	(533)	(572)
Stock-based compensation	2,834	2,366	5,679	4,709
Change in fair value of derivative financial instruments	534	(509)	745	(509)
Deferred revenue	(151)	654	(450)	1,140
Deferred straight-line rent	1,096	2,440	2,298	4,932
Contract buyout costs	–	–	–	6,256
Impairment of long-lived assets	–	–	2,135	–
Gain on sale of investments	–	–	–	(1,569)
Acquisition gain	–	(42,110)	–	(42,110)
Acquisition, development, and financing expenses	1,112	1,957	1,433	2,470
Self-insurance reserve adjustments	1,849	3,141	2,246	3,173
Adjusted EBITDA	63,774	59,759	124,851	114,208
Community lease expense, net	28,296	26,796	56,511	53,333
Adjusted EBITDAR	$92,070	$86,555	$181,362	$167,541

The following table shows the reconciliation of net cash provided by operating activities to CFFO and CFFO as adjusted for self-insurance reserves relating to prior years (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$42,324	$17,736	$68,516	$17,470
Changes in operating assets and liabilities, net	(16,009)	4,025	(17,273)	19,793
Contract buyout costs	–	–	–	6,256
Repayment of capital lease and financing obligations	(4,183)	(3,503)	(8,077)	(6,898)
Recurring capital expenditures	(3,718)	(4,310)	(8,173)	(8,632)
Distributions from unconsolidated joint ventures, net	61	801	87	1,351
Cash From Facility Operations	18,475	14,749	35,080	29,340
Self-insurance reserve adjustments, prior years	1,849	3,141	2,246	3,173
Cash From Facility Operations, as adjusted	$20,324	$17,890	$37,326	$32,513

CFFO per share	$0.41	$0.33	$0.79	$0.66
CFFO per share, as adjusted	$0.46	$0.40	$0.84	$0.73

The Company defines recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, to be filed with the SEC, or visit the Company’s web site at www.emeritus.com to obtain copies.

About Emeritus Corporation

Emeritus Corporation is the nation’s largest assisted living and memory care provider with capacity to serve approximately 49,600 residents.  More than 28,000 employees serve residents at 477 communities throughout 44 states coast to coast.  Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process.  Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.emeritus.com, which also offers details on the organization’s services.  Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
 (In thousands, except share data)

ASSETS

	June 30,	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$74,792	$43,670
Short-term investments	4,322	3,585
Trade accounts receivable, net of allowance of $3,620 and $2,294	24,429	26,195
Other receivables	16,226	16,117
Tax, insurance, and maintenance escrows	21,423	20,501
Prepaid insurance expense	35,867	36,020
Deferred tax asset	22,072	19,934
Other prepaid expenses and current assets	6,213	8,140
Property held for sale	7,857	–
Total current assets	213,201	174,162
Investments in unconsolidated joint ventures	15,679	15,428
Property and equipment, net of accumulated depreciation of $465,592 and $407,952	2,301,824	2,355,425
Restricted deposits	18,166	16,427
Goodwill	118,590	118,725
Other intangible assets, net of accumulated amortization of $57,420 and $48,722	91,761	100,873
Other assets, net	26,801	29,288
Total assets	$2,786,022	$2,810,328

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$63,689	$74,175
Current portion of capital lease and financing obligations	21,471	17,004
Trade accounts payable	19,091	7,959
Accrued employee compensation and benefits	71,777	70,936
Accrued interest	8,120	9,061
Accrued real estate taxes	11,872	11,791
Accrued professional and general liability	32,091	24,525
Other accrued expenses	21,095	19,477
Deferred revenue	15,402	16,348
Unearned rental income	21,639	22,965
Total current liabilities	286,247	274,241
Long-term debt obligations, less current portion	1,521,920	1,528,710
Capital lease and financing obligations, less current portion	621,398	619,088
Deferred gain on sale of communities	4,256	4,789
Deferred straight-line rent	62,449	61,481
Other long-term liabilities	41,843	39,283
Total liabilities	2,538,113	2,527,592
Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	–	–
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and
outstanding 45,061,359 and 44,989,861 shares	4	4
Additional paid-in capital	828,666	822,345
Accumulated deficit	(584,349)	(543,249)
Total Emeritus Corporation shareholders' equity	244,321	279,100
Noncontrolling interest-related party	3,588	3,636
Total shareholders' equity	247,909	282,736
Total liabilities, shareholders' equity, and noncontrolling interest	$2,786,022	$2,810,328

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Community revenue	$318,628	$301,722	$636,551	$596,442
Management fees	5,141	5,485	10,197	10,946
Community and management fee revenue	323,769	307,207	646,748	607,388
Reimbursed costs incurred on behalf of managed communities	51,033	56,480	102,645	114,604
Total operating revenues	374,802	363,687	749,393	721,992

Expenses:
Community operations	213,571	205,358	427,044	404,389
General and administrative	22,987	21,721	46,410	44,934
Transaction costs	882	1,844	1,188	8,593
Impairments of long-lived assets	–	–	2,135	–
Depreciation and amortization	32,993	29,438	65,563	57,525
Community leases	31,016	31,202	62,187	62,198
Costs incurred on behalf of managed communities	51,033	56,480	102,645	114,604
Total operating expenses	352,482	346,043	707,172	692,243
Operating income from continuing operations	22,320	17,644	42,221	29,749

Other income (expense):
Interest income	98	123	202	234
Interest expense	(38,587)	(37,975)	(77,632)	(74,239)
Change in fair value of derivative financial instruments	(534)	509	(745)	509
Net equity losses for unconsolidated joint ventures	(80)	(61)	(472)	(435)
Acquisition gain	–	42,110	–	42,110
Other, net	361	437	881	2,462
Net other income (expense)	(38,742)	5,143	(77,766)	(29,359)

Income (loss) from continuing operations before income taxes	(16,422)	22,787	(35,545)	390
Provision for income taxes	(324)	(294)	(596)	(575)
Income (loss) from continuing operations	(16,746)	22,493	(36,141)	(185)
Loss from discontinued operations	(5,007)	(397)	(5,007)	(397)
Net income (loss)	(21,753)	22,096	(41,148)	(582)
Net loss attributable to the noncontrolling interests	34	101	48	218
Net income (loss) attributable to Emeritus Corporation
common shareholders	$(21,719)	$22,197	$(41,100)	$(364)

Basic income (loss) per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.38)	$0.51	$(0.81)	$–
Discontinued operations	(0.11)	(0.01)	(0.11)	(0.01)
	$(0.49)	$0.50	$(0.92)	$(0.01)

Weighted average common shares outstanding	44,612	44,283	44,597	44,247

Diluted income (loss) per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.38)	$0.50	$(0.81)	$–
Discontinued operations	(0.11)	(0.01)	(0.11)	(0.01)
	$(0.49)	$0.49	$(0.92)	$(0.01)

Weighted average diluted common shares outstanding	44,612	44,874	44,597	44,247

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(41,148)	$(582)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	65,563	57,525
Amortization of above/below market rents	3,378	3,933
Amortization of deferred gains	(533)	(572)
Acquisition gain	–	(42,110)
Loss on early extinguishment of debt	625	–
Impairments of long-lived assets	6,678	–
Gain on sale of investments	–	(1,569)
Gain (loss) on sale of assets	(205)	384
Amortization of loan fees	1,680	1,474
Allowance for doubtful receivables	5,225	4,507
Equity investment losses	473	435
Stock-based compensation	5,679	4,709
Change in fair value of derivative financial instruments	745	(509)
Deferred straight-line rent	2,298	4,932
Deferred revenue	(450)	1,140
Other	1,235	3,566
Change in other operating assets and liabilities	17,273	(19,793)
Net cash provided by operating activities	68,516	17,470

Cash flows from investing activities:
Acquisition of property and equipment	(11,399)	(14,390)
Community acquisitions, net of cash acquired	–	(139,568)
Proceeds from the sale of assets	3,725	10,557
Other assets	(179)	(304)
Advances from (to) affiliates and other managed communities, net	481	(450)
Distributions from (contributions to) unconsolidated joint ventures, net	(637)	1,351
Net cash used in investing activities	(8,009)	(142,804)

Cash flows from financing activities:
Sale of stock, net	623	1,281
Distribution to noncontrolling interest	–	(4,078)
Increase in restricted deposits	(1,655)	(2,342)
Debt issuance and other financing costs	(1,118)	(3,510)
Proceeds from long-term borrowings and financings	10,553	108,316
Repayment of long-term borrowings and financings	(29,711)	(40,880)
Repayment of capital lease and financing obligations	(8,077)	(6,898)
Net cash provided by (used in) financing activities	(29,385)	51,889

Net increase (decrease) in cash and cash equivalents	31,122	(73,445)
Cash and cash equivalents at the beginning of the period	43,670	110,124
Cash and cash equivalents at the end of the period	$74,792	$36,679

Emeritus Corporation
Cash Lease and Interest Expense
Three Months Ended June 30, 2012

		Projected
	Actual	Range
	Q2-12	Q3-2012
Facility lease expense - GAAP	$31,016	$31,000 - $31,300
Less:
Straight-line rents	(1,096)	(900) - (1,100)
Above/below market rents	(1,624)	(1,600) - (1,700)
Plus:
Capital lease interest	12,986	12,900 -13,200
Capital lease principal	3,943	5,000 - 5,300
Facility lease expense - CASH	$45,225	$46,400 - $47,000

Interest expense - GAAP	$38,587	$38,500 - $38,900
Less:
Capital lease interest	(12,986)	(12,900) - (13,100)
Loan fee amortization and other	(845)	(800) - (900)
Interest expense - CASH	$24,756	$24,800 - $24,900

Depreciation - owned assets	$19,011	$18,500 - 19,000
Depreciation - capital leases	11,300	11,200 - 11,400
Amortization - intangible assets	2,682	2,600 - 2,700
Total depreciation and amortization	$32,993	$32,300 - 33,100

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data:	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012
Average consolidated communities	316.0	333.3	332.8	328.0	327.0
Average available units	28,843	30,173	30,096	29,667	29,629
Average occupied units	24,793	26,095	26,059	25,694	25,603
Average occupancy	86.0%	86.5%	86.6%	86.6%	86.4%
Average monthly revenue per occupied unit	$4,057	$4,065	$4,080	$4,124	$4,148
Calendar days	91	92	92	91	91

Community revenues:
Community revenues	$297,501	$313,711	$313,613	$312,724	$314,170
Move-in fees	5,135	5,456	5,751	5,816	5,816
Move-in incentives	(914)	(930)	(378)	(617)	(1,358)
Total community revenues	$301,722	$318,237	$318,986	$317,923	$318,628

Community operating expenses:
Salaries and wages - regular and overtime	$94,607	$100,223	$100,884	$98,277	$98,030
Average daily salary and wages	$1,040	$1,089	$1,097	$1,080	$1,077
Average daily wages per occupied unit	$41.93	$41.75	$42.08	$42.03	$42.08

Payroll taxes and employee benefits	$31,588	$33,366	$32,347	$34,839	$33,203
Percent of salaries and wages	33.4%	33.3%	32.1%	35.4%	33.9%

Prior year self-insurance reserve adjustments	$3,141	$8,605	$4,133	$397	$1,849

Utilities	$12,073	$15,351	$12,586	$13,532	$12,141
Average monthly cost per occupied unit	$162	$196	$161	$176	$158

Facility maintenance and repairs	$7,687	$8,498	$8,178	$7,877	$8,427
Average monthly cost per occupied unit	$103	$109	$105	$102	$110

All other community operating expenses	$56,262	$57,380	$61,227	$58,551	$59,921
Average monthly cost per occupied unit	$756	$733	$783	$760	$780

Total community operating expenses	$205,358	$223,423	$219,355	$213,473	$213,571

Community operating income	$96,364	$94,814	$99,631	$104,450	$105,057

Operating income margin	31.9%	29.8%	31.2%	32.9%	33.0%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)

	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012
Consolidated:
Average consolidated communities	316.0	333.3	332.8	328.0	327.0
Community revenue	$301,722	$318,237	$318,986	$317,923	$318,628
Community operating expense	$205,358	$223,423	$219,355	$213,473	$213,571
Average occupancy	86.0%	86.5%	86.6%	86.6%	86.4%
Average monthly revenue per unit	$4,057	$4,065	$4,080	$4,124	$4,148
Operating income margin	31.9%	29.8%	31.2%	32.9%	33.0%

Same Community:
Average consolidated communities	295.0	295.0	295.0	295.0	295.0
Community revenue	$287,536	$288,909	$288,455	$289,030	$290,479
Community operating expense	$191,208	$192,434	$192,853	$193,012	$191,838
Average occupancy	86.5%	86.9%	87.1%	86.8%	86.6%
Average monthly revenue per unit	$4,101	$4,097	$4,083	$4,104	$4,136
Operating income margin	33.5%	33.4%	33.1%	33.2%	34.0%